Exhibit 10.1

Collaborative Capital Collation & Distribution Agreement (“Agreement”)

Contents

Preamble (Parties to the Agreement)
Recitals (summary background)
Clause #	Headings
1	Definitions
2	Rules of Construction
3	Purpose of Collaboration
4	Capital Pooling Entity (“CPE”)
5	Capital Pooling Account (“CPA”)
6	Inflow of Capital (Collation of Capital through Collaborating Partners)
7	Outflow of Capital (Outward Remittances)
8	SPC Entity
9	Downstream Investment Beneficiary
10	Walkaway Clause
11	Termination
12	Representations and Warranties
13	Events of Default
14	Independence and Role of Administrator
15	Miscellaneous
Sch #	Schedules (“Sch”)
Sch - 1	Definitions
Annexures
Annexure 1- Details of designated Capital Pooling Bank Account (“CPA”)
Annexure 2- Timelines
Annexure 3- Issuance of Securities by CP-1 to CP-2
Annexure 4- Details of Global ADMINISTRATOR under this Agreement
Annexure 5- Consents

This Collaborative Capital Collation and Distribution Agreement (the “Agreement”) is entered into on this 28th of June, 2024 (“Execution Date”)

By and among,

(1)	XTI Aerospace, Inc. (“XTIA”), hereinafter referred to as Collaborative Partner 1 or “CP-1” and which term refers to XTIA and its permitted assigns and wherein,

(a)	XTIA is incorporated in Nevada, USA, under the Nevada Revised Statues of the State of Nevada,

(b)	with US SEC (Securities and Exchange Commission) CIK Number 0001529113] incorporated on April 8, 1999,

(c)	with principal place of business at Centennial Airport, 8123 S. InterPort Boulevard, Englewood, CO 80112, United States,

(d)	acting through its authorized representative(s) being:

	Name	Designation in CP-1	Passport #	Issuing Country
1	Scott Pomeroy	Chairman and CEO	[***]	United States

AND

(2)	FC Imperial Limited (“FCIL”), hereinafter referred to as Collaborative Partner 2 or “CP-2” and which term refers to FCIL and its permitted assigns and wherein,

(a)	FCIL is incorporated in England under the Companies Act, 2006, England and Wales,

(b)	with registration / identification number 14217091 (incorporated on 5 July, 2022),

(c)	with registered office at 3 Alexandra Avenue, Sutton, England, SM1 2NZ,

(d)	acting through its authorized representative(s) being:

	Name	Designation in FCIL	Passport #	Issuing Country
1	Anindya Chakraborty	Director & Designated Member	[***]	India
2	Rajesh Shukla	Director& Designated Member	[***]	India

AND

(3)	PIC IHC LLP (“LLP”), hereinafter referred to as Capital Pooling Entity (“CPE”) and which term refers to the LLP and its permitted assigns wherein,

(a)	LLP is incorporated in United Kingdom, under the Limited Liability Partnership Act, 2000 (“LLP Act”)

(b)	with registration / identification number OC443318 (incorporated on 29 July 2022)

(c)	with registered offices at 16 Kensal Green Drive, Maidenhead, Berkshire, England, SL6 7RA

(d)	acting through its authorized representative(s) being:

	Name	Designation in CPE	Passport #	Issuing Country
1	Anindya Chakraborty	Director & Designated Member	[***]	India
2	Rajesh Shukla	Director& Designated Member	[***]	India

AND

(4)	A Global Administrative Service Provider, hereinafter referred to as “ADMINISTRATOR” details of which are specified in Annexure 4 to this Agreement, which ADMINISTRATOR shall agree to become a party to and bound by the terms of this agreement by executing the Attached Annexure 4.

CP-1, CP-2, CPE, ADMINISTRATOR are individually referred to as “party” and collectively as “parties”

WHEREAS,

(recitals)

A.	CP-1 is a NASDAQ listed company engaged in the research and development of VTOL (Vertical Take Off and Landing) aircraft. CP-1 has solicited growth capital from CP-2 in relation to the Project as defined in Clause 3.1 of this Agreement (hereinafter referred to as “Project”). CP-1 and CP-2 are collectively hereinafter referred to as “Collaborating Partners”.

B.	The Collaborating Partners, either by themselves and/or through their group entities / holding entities / subsidiaries / associates / business partners / strategic partners / JV partners / collaboration partners have agreed to pool in capital for the purpose of deployment into the Project as defined in Clause 3.1 of this Agreement. Such capital, through either of the Collaborating Partners, are hereinafter referred to as “CP-1 Contribution” or “CP-2 Contribution”, as the case may be.

C.	The Collaborating Partners have mutually agreed to utilize the LLP for the LLP to act in capacity of a pass -through facilitating administrative entity or SPV (Special Purpose Vehicle) by virtue of which, the LLP will receive inflow of capital from the Collaborating Partners and then distribute such capital for deployment into the Project, all under terms and conditions as specified in this Agreement.

D.	The LLP acts in the capacity of a facilitating administrative entity and the ADMINISTRATOR acts in the capacity of an independent neutral entity being appointed under this Agreement for administration of bank accounts for all outflows and further, the ADMINISTRATOR, through one of their representatives, holds the position of Designated Partner of the LLP. CP-1 and CP-2 have mutually and in-principle agreed to the appointment of IQEQ as the ADMINISTRATOR, unless they mutually decide otherwise.

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties set forth in the agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, the Parties hereby agree as follows:

1.	DEFINITIONS: Unless the context otherwise requires, the terms used in this Agreement will have the meaning as provided within this Agreement and Rules of Construction set out in Clause 2 shall apply. In case of any term requires definition and has not been defined under this Agreement (refer Schedule 1), such term shall have the meaning under provisions of the Companies Act, 2006, England and Wales failing which, such term shall have the meaning as per the current version of English dictionary published (online or offline) by Oxford University Press.

2.	Rules of Construction:

2.1.	Any reference in this Agreement to any statute or statutory provision shall be construed as including a reference to that statute or statutory provision as from time to time amended, modified, extended or re-enacted whether before or after the date of this Agreement and to all statutory instruments, orders and regulations for the time being made pursuant to it or deriving validity from it [also refer to Clause 15.11(a)].

2.2.	The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include”, “including” and “among other things” shall be deemed to be followed by “without limitation” or “but not limited to” whether, or not they are followed by such phrases or words of like import.

2.3.	Unless the context otherwise requires words denoting the singular shall include the plural and vice versa, and words denoting any gender shall include all genders and the words denoting persons shall include bodies corporate, unincorporated associations and partnerships.

2.4.	No provisions of this Agreement shall be interpreted in favour of, or against, any Party by reason of the extent to which such Party or its counsel conform to as the final draft hereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

2.5.	Unless the context of this Agreement otherwise requires, references to the knowledge, information, belief or awareness of any Person shall be deemed to include the knowledge, information, belief or awareness of such Person after examining all information and making all due inquiries and investigations which would be expected or required from a Person of ordinary prudence.

3.	PURPOSE OF COLLABORATION: CP-1 and CP-2, the Collaborating Partners, are entering this Agreement for enabling collation of capital (from their own individual sources) for the purpose of deployment of such collated capital into the Project as defined in clause 3.1 and under the structure as specified in clause 3.2. Such purpose and all matters, incidental and in relation thereto under this Agreement together shall constitute the “Transaction”.

3.1.	Project Definition: For the purpose of this Agreement, project refers to and means CP-1’s VTOL aircraft project (specifically the TriFan aircraft and such other matters as CP-1 and CP-2 may mutually agree upon).

3.2.	Collation and Distribution of capital for the Project:

(a)	Inflow of capital (Collaborative Capital Collation) - The Collaborating Partners will enable collation of capital by way of infusion of their respective contribution amounts into the CPE in the form, manner and timelines as specified in this Agreement. Capital through CP-1 is hereinafter referred to as “CP-1 Contribution Amount” and capital through CP-2 hereinafter referred to as “CP-2 Contribution Amount”.

(b)	Outflow of capital (Collated Capital Distribution)- Post completion of collation of capital, and as per the timelines specified in this agreement, there will be outward remittance from the CPE i.e. distribution of collated capital for deployment into the Project as defined under Clause 3.1.

(i)	Agreed upon Capital Distribution –

(1)	CP-1 Contribution Amount flows back to CP-1 immediately post completion of timelines specified in this Agreement.

(2)	CP-2 Contribution Amount flows to CP-1 against issuance of securities by CP-1 (or approved affiliated entities) to CP-2, which shall be issued in accordance with the terms and conditions of a definitive equity purchase agreement in such form and on such terms as CP-1 and CP-2 shall mutually agree (“Definitive Purchase Agreement”). The anticipated material terms of the Definitive Purchase Agreement are set forth in on Annexure 3. Securities to be issued by CP-1 shall be in full compliance with all regulations and statutory requirement (including but not limited to Nasdaq regulations) to which CP-1, or its affiliated parties, are subject to, either on day of execution of this agreement or at time of issuance of securities.

(3)	Outflows to CP-1 shall be coordinated by ADMINISTRATOR strictly and only as per terms of this Agreement. The capital outflow (outward remittance) instructions in all cases shall be provided by CP-1 and CP-2 to LLP jointly in writing, except as otherwise provided for herein. LLP shall accordingly intimate ADMINISTRATOR for executing outflow (outward remittance) instructions. Any failure, including failure of resulting from omission to provide instruction within due time, shall not vitiate and/or affect this Agreement, and ADMINISTRATOR shall proceed with outward remittances under this Agreement and as per timelines specified in this Agreement, in absence of any contrary joint instructions from CP-1 and CP-2.

(ii)	Outflow of capital as envisaged in this Clause 3.2 shall be read with provisions under Clause 7.

(c)	Timelines – Please refer Annexure 2

4.	CAPITAL POOLING ENTITY: The LLP will act in the capacity of a Capital Pooling Entity (CPE) as detailed in recital C to this Agreement. To clarify,

4.1.	Accounting Treatment - The LLP is acting only as a pass-through facilitating administrative entity. As per International Accounting Standards, the inflow of capital into the LLP (under this Agreement) does not represent any capital raise by the LLP and outflow of capital from the LLP (under this Agreement) does not represent any investment by the LLP. Further, for accounting purposes, all outflow of capital from CPA representing CP-1 and CP-2 Contribution Amount, shall be considered to be refund of capital to contributing Collaborating Partners.

4.2.	LLP is not an Investment Manager - The LLP does not act as an Investment Manager or Investment Advisor on behalf of any of the parties to the Agreement (or for any other person/entity outside this Agreement) and does not undertake any placement or investment services which are of a fiduciary nature.

4.3.	LLP is not an investing entity - The LLP is neither a Fund or VC (Venture Capital undertaking) or a PE (Private Equity). The LLP does not earn revenues through any Annual (or periodical) Fund Management Fee or Carry Bonus, unlike a Fund/VC/PE.

4.4.	LLP is an administrative body - The LLP shall charge an administration and facilitation fee of 0.5% of the collated capital on success, for enabling the Collaborating Partners to pool their capital and thereafter distribute such capital which bestows the advantage of timely collation and distribution of capital to achieve the common time-bound objectives of the Collaborating Partners.

(a)	The administration and facilitation fee of 0.5%, as a special case, is waived for CP-1 and instead only an amount of USD 12,500 (exclusive of any applicable taxes) will be paid by CP-1 to LLP within a 7-business day period post execution of this Agreement.

(b)	A processing charge of GBP 15,000 (exclusive of any applicable taxes) shall be applicable to each Collaborating Partner, to be paid along with 1st tranche of their respective contribution as specified under Clause 6 of this Agreement.

5.	CAPITAL POOLING ACCOUNT:

5.1.	The CPE, for the purpose of receiving capital amounts from Collaborating Partners will have one or more bank accounts wherein each such bank account is referred to as Capital Pooling Account or “CPA”.

5.2.	The details of the CPA, designated for the purpose of this Agreement, shall be intimated to the Collaborating Partners by CPE in writing and such details shall be specified by way of execution of Annexure 1 to this Agreement (through signature of all parties to this Agreement).

5.3.	Outward remittances from CPA will be coordinated by ADMINISTRATOR as signatory and ADMINISTRATOR to the CPA and outward remittances will only be in accordance with Clause 7 of this Agreement.

6.	INFLOW OF CAPITAL (COLLATION OF CONTRIBUTION AMOUNTS THROUGH COLLABORATING PARTNERS):

6.1.	CP -1 Contribution - The capital inflow into the CPA through CP-1 i.e. CP-1 Contribution Amount is defined as inward remittance by way of wire transfer of GBP 5 million (approximately US $6.5 million) as a single shot infusion. However, CP-1 has flexibility to enhance the CP-1 Contribution Amount in subsequent tranches up to GBP 20 million (approximately US $ 25 million)

6.2.	CP-2 Contribution- The capital inflow into the CPA through CP-2 i.e. CP-2 Contribution Amount is defined as inward remittance by way of wire transfer of up to GBP 44 million (approximately US $55 million) with a minimum amount of GBP 10 million (approximately US $12 million), in tranches, within a period of 90 business days from date of credit of first tranche of CP-1 Contributions into the CPA, and the same shall be intimated to CP-1.

(a)	Aggregation Period - The period of 90 business days from date of credit of CP-1 Contribution into the CPA is defined as “Aggregation Period”. However, if no tranche of CP-2 infusion is received in the CPA by 75th business day of the Aggregation Period, then ADMINISTRATOR shall immediately initiate flow back of CP-1 contribution to CP-1, without the requirement for further instruction by CP-1 or CP-2.

6.3.	Intimation and Identification– CP-1 and CP-2 will clearly intimate in writing to the LLP and to ADMINISTRATOR that, inward remittances initiated and or effected represents CP-1 Contribution and CP-2 Contribution as defined under Clause 6.1 and 6.2 respectively. All funds in CPA, other than inward remittances as identified above, shall be outside the purview of this Agreement in entirety. Both CP-1 and CP-2 may seek bank balance verification from CPE at any time through physical bank statements, electronic bank statements and or bank to bank balance verification as may be required in relation to amount standing to the credit of the CPA under this Agreement during the capital collation period, which is defined as the period commencing from credit of CP-1 Contribution Amount into the CPA and up to the dates of capital flow out from the CPA under provisions of Clause 3.2 read with Clause 7.

(a)	Further, all contributions from CP-1 or CP-2 shall be out of own sources (own sources include, without limitation, business profits, investible surplus, reserve funds, and/or other earnings) i.e. CP-1 and CP-2 contribution shall not be in the nature of loan/borrowing/working capital facilities, (collateralised on the basis of CP-1 and or CP-2 contribution) or otherwise, from any bank or financial institution (financial institutions include private debt providers).

6.4.	Accounting Treatment of Capital Inflow – For accounting purposes, capital inflow under Clauses 6.1 and 6.2 may be referred to as “Commitment Amount Deposit” and does not represent any capital raise by the LLP and hence, does not require issuance of any securities/instruments as the LLP is acting merely in the capacity of a pass-through capital pooling SPV for onward distribution pre-defined under Clause 3.2.

6.5.	KYC and AML through ADMINISTRATOR – Prior to any inward remittances, CP-1 will provide all necessary KYC/AML/LEI/ECI/FATCA/PEP and such other relevant information/details pertaining to its contribution amounts to ADMINISTRATOR and as requested by ADMINISTRATOR. ADMINISTRATOR, under this agreement, has the right to vet and verify such details through their own independent processes and further has the right to submit such details to the Bank with which the CPA is maintained. Any such or further details, as may be requested by Bank with which the CPA is maintained, shall also be furnished to the Bank by CP-1 through ADMINISTRATOR.

6.6.	Coordination and Communication – The authorized representatives of the CPE under this Agreement, shall have unrestricted authority to undertake such acts as may be necessary, including but not limited to co-ordination, communication etc. with CP-1 and CP-2 in relation to smooth and seamless capital inflow through CP-1 and CP-2 into the CPA, for successful closure of the desired objectives under this Agreement, in line with applicable compliances.

6.7.	Timelines – Please refer to Table in Annexure 2

6.8.	Aggregation Period and strategic maximization of CP-1’s benefit along with related considerations:

(a)	Under Clause 6.1 of this Agreement, CP-1 Contribution Amount is GBP 5 up to 20 million (with GBP 5 million being the Minimum CP-1 Contribution Amount). CP-1’s cumulative contribution should be maximized within a period of 30 calendar days of infusion of Minimum CP-1 Contribution, unless otherwise agreed by CP-1 and Cp-2.

(i)	To provide flexibility and long-term benefit, CP-1 is hereby provided the opportunity during the Aggregation Period for maximizing its contribution amount beyond the period specified under Clause 6.8 (a) above under a mutually agreed extended Aggregation Period thus setting up a type of revolving investment structure that may substantially boost the overall business plans and capital requirement of CP-1.

(b)	Under Clause 6.2 of this Agreement, CP-2 Contribution Amount, in tranches, will be up to GBP 44 million (approximately US $55 million) (Maximum CP-2 Contribution Amount) with a minimum of GBP 10 million (Minimum CP-2 Contribution), [which may be on a consideration of cumulative CP-1 Contribution Amount under Clause 6.8(a) read with Clause 6.8(a)(i)].

(c)	The Aggregation Period provides flexibility to CP-1 and CP-2 to collaboratively and collectively maximise their respective contribution amounts.

(d)	Notwithstanding that the cumulative CP-2 Contribution Amount is less than the proposed Maximum CP-2 Contribution Amount within the Aggregation Period, CP-2 retains the right to invest into CP-1, up to the Maximum CP-2 Contribution Amount under the same terms and conditions as specified under Annexure 3 to this Agreement. This right can be exercised by CP-2 until the market capitalization of CP-1 is above the valuation locked under this Agreement or a period of 3 years from the expiry of the Aggregation Period, whichever is earlier. This period is defined as “Investment Period”.

(e)	[CP-1’s endeavor to maximize the collated capital may result in enabling CP-2 Contribution Amount to reach its maximum quantum within a shorter period of time.]

7.	OUTWARD REMITTANCE FROM CPA – RESTRICTIONS AND DEFINED PURPOSES: As per Clause 5.3, outward remittances from the CPA, in relation to capital collation amounts received under this Agreement and identified under Clause 6.3, shall be exclusively for the purposes specified hereinbelow through ADMINISTRATOR:

7.1.	Successful collation of capital through Collaborating Partners – Post successful collation of capital through Collaborating Partners, evidenced by ADMINISTRATOR through credit of CP-1 Contribution and CP-2 Contribution in accordance with manner and timelines specified in Clause 6, ADMINISTRATOR will coordinate the outflow of funds (outward remittances) from CPA to such entities and under such conditions, if any, as specified in this Agreement.

(a)	Under no circumstances the Administrator shall initiate any outward remittance of the collated capital under this Agreement, comprising of CP-1 and CP-2 Contributions other than as specified in this Agreement.

(b)	CP-2 and/or its affiliates, as a pre-Investment covenant for releasing their aggregated capital through CP-2 as Contribution Amount, may stipulate the continued presence of CP-1 Contribution Amount in the CPA and evidenced in such form and manner as may be required during the Aggregation Period. However, this shall not create any contingent liability at CPA level.

7.2.	In any other case – ADMINISTRATOR will coordinate outflow of funds (outward remittances) from the CPA, other than under provisions of Clause 7.1, only for the following purposes –

(a)	Incomplete collation of capital – If for any reason whatsoever and in the hypothetical scenario, the CP-2 Contribution Amount does not flow into the CPA within prescribed timeline as per Clause 6.2, CP-1 Contribution Amount shall flow back to CP-1. Flow back of CP-1 Contribution Amount shall be subject to cure period (timeline extension), if so mutually agreed, and decided in writing by the Collaborating Partners as an amendment to this Agreement executed by all parties to this Agreement. If parties do not mutually agree to timeline extension, then flowback of CP-1 Contribution Amount shall occur immediately upon CP-1’s unilateral instruction.

7.3.	Accounting Treatment of Capital Outflow (outward remittances)- For accounting purposes, all outflow of Contribution Amount (outward remittances) under Clauses 7.1 and 7.2 shall be accounted for as refund/repayment of CP-1 and CP-2 contribution amounts under instruction of CP-1 and CP-2 and not as Investment by the LLP as the LLP is acting merely in the capacity of an facilitating administrative SPV for onward distribution as specified under Clause 3.2.(b) as a matter of administrative ease and convenience of Collaborating Partners.

7.4.	Timelines – Please refer to Table in Annexure 2

8.	SPC ENTITY – Note that as a standard protocol followed by CP-2 for its investments, typically and in most cases, collated capital received into the CPA will require to move into a SPC Entity (being a segregated portfolio cell structure in Cayman Islands) which thereafter becomes the Investing entity/fund for deployment into ultimate beneficiary projects/entities. However, as a special case, and in consideration of certain restraints under which CP-1 is operating, this standard protocol is not being implemented. Accordingly, under Clause 3.2 it has been specified that CP-2 contribution will flow directly to CP-1 and CP-1 shall issue securities to CP-2. Notwithstanding anything to the contrary, CP-2 retains the right to assign the securities issued to it by CP-1 to a designated SPC Entity to be incorporated by CP-2; provided, however, that such assignment shall be subject to compliance with applicable laws and regulations for the transfer or assignment of such securities. This clause shall specifically survive termination of this Agreement.

9.	DOWNSTREAM INVESTMENT BENEFICIARY: As per Clause 3.2, CP-1 itself shall be the Downstream Investment Beneficiary.

10.	WALKAWAY: If for any reason whatsoever, the collation of capital through collaborating partners is not completed or in case of applicability of Clause 7.2 or in case of termination of this Agreement under Clause 11.2 or in case of any disagreement, dispute between the parties to the Agreement, the Collaborating Partners unconditionally hereby agree to automatic termination of this Agreement along with full flow back of capital as envisaged in clause 7.2 and further, in such case, neither party shall seek from the other party any costs, expenses, losses, punitive or other damages, or any other commercial arrangements in the nature of compensation including compensation for opportunity loss. The parties to this Agreement unconditionally agree to this Walkaway with a clear understanding that this Agreement represents a business collaboration between the Collaboration Partners for a common purpose and in good faith, and real life circumstances, whether direct or indirect or whether within or outside control of parties, resulting due to external and/or internal matters/circumstances including but not limited to force-majeure situations, change in global and or regional economic factors, change in investment policy and/or outlook, change in viability of underlying investment opportunities, may prevent parties from discharge of their obligations under this Agreement (other than flow back of capital to all Collaborative Partners).

11.	TERMINATION:

11.1.	This Agreement cannot be terminated by any party post inflow of CP-1 Contribution Amount into the CPA and prior to expiry of timeline specified in Clause 6.2 in relation to inflow of CP-2 Contribution Amount into the CPA or within such extended timelines (cure period) mutually decided under Clause 7.2.(a).

11.2.	This Agreement can be terminated by any of the Collaborating Partners post completion of collation of CP-1 and CP-2 Contribution Amounts in case of any difference of opinion or disputes between parties prior to outward remittances under Clause 7.

11.3.	This Agreement automatically terminates post completion of outward remittances under provisions of Clause 7.

11.4.	Termination of this Agreement, under any circumstances whatsoever, will require outward remittances of any balance in the CPA representing part or full amount of contribution collated through Collaborating Partners and on such termination, provisions of Clause 10 shall also be applicable.

11.5.	Notwithstanding anything as above, provisions in relation to terms and conditions of CP-2 investment into CP-1 as detailed under respectively Schedule 3 to this Agreement shall continue without any termination (survival provisions) and shall be appropriately covered in separate agreements to such effect.

12.	REPRESENTATIONS AND WARRANTIES:

12.1.	CP-1 represents and warrants as follows:

(a)	CP-1 is duly organized, validly existing and in good standing under the laws of the jurisdiction where it is registered and or in operation. CP-1 has all requisite power and authority and possesses all relevant authorizations necessary to enable it to own, lease, operate or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

(b)	The execution and delivery of this Agreement has been duly authorized by CP-1 in an appropriate form and manner and in compliance with laws relevant and applicable for CP-1.

(c)	The execution and delivery of this Agreement and/or CP-1’s consummation of transactions contemplated under this Agreement will not violate any Law and/or not violate, conflict with, result in breach of agreement(s) to which CP-1 is a party.

(d)	Except as set forth on Annexure 5, no consent or approval with any Governmental Entity or with any third Person is necessary in connection with CP-1’s execution and delivery of this Agreement or CP-1’s consummation of the transactions contemplated hereby.

(e)	As on the date of signing of this agreement there are no actions, suits, Claims, proceedings or investigations pending or threatened against and/or by CP-1, before any court, arbitrator or Governmental Authority, and there are no outstanding judgments, decrees or orders against CP-1, except as disclosed in CP-1’s filing with the Securities and Exchange Commission.

12.2.	CP-2 represents and warrants as follows:

(a)	CP-2 is duly organized, validly existing and in good standing under the laws of the jurisdiction where it is registered and or in operation. CP-2 has all requisite power and authority and possesses all relevant authorizations necessary to enable it to own, lease, operate or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

(b)	The execution and delivery of this Agreement has been duly authorized by CP-2 in an appropriate form and manner and in compliance with laws relevant and applicable for CP-2.

(c)	The execution and delivery of this Agreement and/or CP-2’s consummation of transactions contemplated under this Agreement will not violate any Law and/or not violate, conflict with, result in breach of agreement(s) to which CP-2 is a party.

(d)	No consent or approval with any Governmental Entity or with any third Person is necessary in connection with CP-2’s execution and delivery of this Agreement or CP-2’s consummation of the transactions contemplated hereby.

(e)	As on the date of signing of this agreement there are no actions, suits, Claims, proceedings or investigations pending or threatened against and/or by CP-2, before any court, arbitrator or Governmental Authority, and there are no outstanding judgments, decrees or orders against CP-2.

12.3.	CPE represents and warrants as follows:

(a)	CPE is duly organized, validly existing and in good standing under the laws of the jurisdiction where it is registered and or in operation. CPE has all requisite power and authority to own, lease, operate or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

(b)	The execution and delivery of this Agreement has been duly authorized by CPE in an appropriate form and manner and in compliance with laws relevant and applicable for CPE.

(c)	The execution and delivery of this Agreement and/or CPE’s consummation of transactions contemplated under this Agreement will not violate any Law and/or not violate, conflict with, result in breach of agreement(s) to which CPE is a party.

(d)	No consent or approval with any Governmental Entity or with any third Person is necessary in connection with CPE’s execution and delivery of this Agreement or CPE’s consummation of the transactions contemplated hereby.

(e)	As on the date of signing of this agreement there are no actions, suits, Claims, proceedings or investigations pending or threatened against and/or by CPE, before any court, arbitrator or Governmental Authority, and there are no outstanding judgments, decrees or orders against CP-1.

12.4.	ADMINISTRATOR represents and warrants as follows:

(a)	ADMINISTRATOR is duly organized, validly existing and in good standing under the laws of the jurisdiction where it is registered and or in operation. ADMINISTRATOR has all requisite power and authority and possesses all relevant authorizations necessary to enable it to own, lease, operate or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

(b)	The execution and delivery of this Agreement has been duly authorized by ADMINISTRATOR in an appropriate form and manner and in compliance with laws relevant and applicable for ADMINISTRATOR.

(c)	The execution and delivery of this Agreement and/or ADMINISTRATOR’s consummation of transactions contemplated under this Agreement will not violate any Law and/or not violate, conflict with, result in breach of agreement(s) to which ADMINISTRATOR is a party.

(d)	No consent or approval with any Governmental Entity or with any third Person is necessary in connection with ADMINISTRATOR’s execution and delivery of this Agreement or ADMINISTRATOR’s consummation of the transactions contemplated hereby.

13.	EVENTS OF DEFAULT:

13.1.	No event(s) of default is either anticipated or relevant prior to CP-1 Contribution Amount is credited to the designated CPA.

13.2.	No event(s) of default is either anticipated or relevant post completion of outward remittances out of the CPA under Clause 7 of this Agreement.

14.	INDEPENDENCE AND ROLE OF ADMINISTRATOR:

14.1.	Independence – The appointment of ADMINISTRATOR under provisions of this Agreement, including their roles, authority and rights and obligations under this Agreement are irrevocable and non-cancellable till such time there is any balance in the CPA representing part or full amount of contribution collated through Collaborating Partners as specified in Clause 6.3.

14.2.	Roles – ADMINISTRATOR role under this Agreement refers to

(a)	KYC/AML etc. processes as under provisions of Clause 6.5; and

(b)	Outward remittances as under provisions of Clause 7

(c)	ADMINISTRATOR is not engaged for and/or involved in evaluation of commercial nature and or viability of the transaction contemplated in this Agreement but is restricted to act as an independent neutral party for the roles specified hereinabove.

14.3.	Continuity of appointment – ADMINISTRATOR appointment as a non-partisan neutral entity, under this Agreement, will stand valid and perpetual till such time the CPA holds, either full or part, of capital collation through Collaborating Partners under this Agreement as it has vital bearing on roles, responsibilities, authorities and obligations of ADMINISTRATOR.

14.4.	Voluntary resignation – If ADMINISTRATOR voluntarily wishes to resign, it can do so only post fulfillment of its obligations under this Agreement in terms of Clause 7; and if ADMINISTRATOR wishes to resign prior to completion of actions under Clause 7, then ADMINISTRATOR shall ensure and facilitate appointment of an ADMINISTRATOR of similar stature with fee structure/service charges acceptable to the LLP to substitute ADMINISTRATOR.

15.	MISCELLANEOUS

15.1.	Confidentiality- The contents of this Agreement are to be considered as Confidential information between and within the parties and all parties are committed towards non-disclosure to any third person/entity/body without prior consent of all parties and the confidentiality clause shall survive the termination of this Agreement. To clarify, nothing in this Clause shall,

(i)	apply to Information, to the extent that such Information: (i) is in the public domain; or (ii) was in prior possession of the receiving Party; or (iii) is independently developed by the receiving Party, other than by breach of this Agreement.

(ii)	restrict a Party from disclosing Information on a need-to-know basis to its employees, directors or professional advisors, who shall treat such Information as confidential.

15.2.	Entire Agreement – This Agreement constitutes the entire agreement among the Parties with respect to the subject matter contained herein, and supersedes all prior negotiations, agreements and other documents and all schedules and annexures to this Agreement forms and integral part of this Agreement.

15.3.	Waiver- A waiver of rights by a Party, in order to be effective, shall be in writing and signed by such Party or its authorised representative. A waiver on one occasion shall not be construed as waiver on any other occasion. Mere failure or delay in enforcing rights of a Party shall not be deemed to be a waiver. Failure of a Party to require performance of any provision of this Agreement shall not affect such Party’s right to full performance thereof at any time thereafter, and any waiver by a Party of a breach of any provision hereof shall not constitute a waiver of a similar breach in the future or of any other breach.

15.4.	Amendment- The terms of this Agreement may be amended only by a document in writing signed by all relevant Parties (in one or more counterparts).

15.5.	Severability – If any of the provisions of this Agreement is considered to be illegal or invalid or unenforceable under the Applicable Law, such provision shall be (i) read down (in order to make it valid), failing which (ii) deemed severed from this Agreement. Invalidity, illegality, or unenforceability of any provision in the Agreement will not affect the validity of any other provisions in the Agreement. Further, the parties shall endeavour to replace such provision with a valid, legally enforceable provision that reflects the original intent of the Parties.

15.6.	Assignment- This Agreement and the rights and liabilities hereunder shall bind and inure to the benefit of the respective successors of the Parties hereto, but the rights and liabilities of ADMINISTRATOR shall not be assigned without prior written notice from all Parties hereto and only through appropriate amendment to this Agreement.

15.7.	Counterpart – This Agreement may be executed in more than one counterpart. Each of such counterparts will be considered original and all such counterparts together will evidence one and the same instrument.

15.8.	Notices –

(a)	Any notice or other communication to be given under or in connection with this Agreement (a “Notice”) shall be in the English language in writing and signed by or on behalf of the Party giving it and marked for the attention of the relevant Party.

(b)	A Notice may be: (a) Preferably transmitted by e-mail, or (b) prepaid registered post or by internationally recognized courier service to the address provided in Clause 15.8(d).

(c)	Method of service: A notice shall be deemed to have been validly serviced on – (i) 21 (Twenty One) Business Days after the time and date of posting, if sent by prepaid recorded delivery or international courier; and (ii) the Business Day of transmission recorded on the sender’s e-mail in case of email transmission sent twice within a gap of 3 business days, without notice of bounce-back or other notice of non-delivery.

(d)	Address and email for service of notice are as below:

For CP-1 (XTIA Aerospace, Inc) Kind Attention to: [***] Address: [***] Email (1): [***]	For CP-2 (FC Imperial Limited) Kind Attention to: [***] Address: [***] Email (1): [***] Email (2): [***]
For CPE (PIC IHC LLP) Kind Attention to: [***] Address: [***] Email (1): [***] Email (2): [***]	For ADMINISTRATOR Kind Attention to: Refer Annexur 4 Address: Refer Annexure 4 Email (1): Refer Annexure 4 Email (2): Refer Annexure 4

(e)	Any change in the details of any party specified in the table under Clause 15.8 (d) shall be intimated by such party to all the other parties to this agreement immediately on change of any details.

15.9.	Independent Contracting – The Parties are independent contracting parties and will have no power or authority to assume or create any obligation or responsibility on behalf of each other. This Agreement will not be construed to create or imply any partnership, agency or joint venture, or employer-employee relationship.

15.10.	Cost and Expenses-

(a)	Each Party shall bear their own cost and expenses in relation to this Agreement.

(b)	Administration and facilitation fee as specified under Clause 4.4.(a).

(c)	Reimbursement of SPC entity set up cost, as and when the same is incorporated, at actuals and as under Clause 8.

15.11.	Governing law and arbitration

(a)	This Agreement and the legal relations among the Parties hereto, will be governed by and construed in accordance with the laws of England and Wales (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation, matters of validity, construction, effect, performance and remedies.

(b)	Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and resolved by arbitration under the rules of the LCIA (London Court of International Arbitration).

(c)	The seat and venue of arbitration shall be London, United Kingdom.

(d)	The language of arbitration shall be English.

(e)	Notwithstanding anything contained in the Arbitration, Act 1996 and rules thereunder, in order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to the arbitration proceeding, the arbitrator may, within 90 (ninety) days of its appointment, consolidate the arbitration proceeding with any other arbitration proceeding involving any of the Parties relating to the Transaction Documents. The arbitrator shall not consolidate such arbitrations unless it determines that: (a) there are issues of fact or law common to the proceedings, so that a consolidated proceeding would be more efficient than separate proceedings; and (b) no Party would be prejudiced as a result of such consolidation through undue delay or otherwise.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed on the day and year first hereinabove written and, in the manner, hereinafter mentioned,

For and on behalf of CP-1 /s/ Scott Pomeroy (signature) Name: Scott Pomeroy Designation: Chairman and CEO Date: 28th June 2024 ID reference: [***]	For and on behalf of CP-2 /s/ Anindya Chakraborty (signature) Name: Anindya Chakraborty Designation: Director Date: 28th June 2024 ID reference: [***]
For and on behalf of CPE /s/ Rajesh Shukla (signature) Name: Rajesh Shukla Designation: Designated Member Date: 28th June 2024 ID reference: [***]

SCHEDULES

Sch – 1: Definitions

All defined terms and phrases have been reflected in this Agreement or self-explanatory in nature.

Annexure 1 – Capital Pooling Account Details

(US account of LLP or CPE designated under this Agreement)

Annexure 2 – Timelines for Clause 6 and 7 of this Agreement

(in sequential order)

(1)	Step 1: Payment of non-refundable administration and facilitation fee under Clause 4.4(a) to LLP within 7 business days of execution of this agreement.

(2)	Step 2: Within 3 business days of execution of this agreement, CP-1 to submit KYC/related information per Clause 6.5

(3)	Step 3: Within 7-10 business days of Step 1, ADMINISTRATOR will complete the vetting process and execute the Annexure 4 to this Agreement.

(4)	Step 4: LLP will call for CP-1 Contribution Amount specifying a date range within which such capital should flow into CPA (date range to be decided by way of mutual discussion and consensus between CP-1 and CP-2).

(5)	Step 5: CP-1 and CP-2 shall enter into the Definitive Purchase Agreement after the completion of Minimum Amount of CP-2 Contribution into the CPA.

(6)	Step 6: Within 90 business days of credit of CP-1 Contribution Amount (capital commitment) in designated CPA, CP-2 will intimate quantum of CP-2 contribution and complete such infusion. Such 90 business days period is referred to “Aggregation Period” – refer Clause 6.2

(7)	Step 7 – Outflow of funds under Clause 7 on immediate basis (immediate refers to as early as practically implementable) and issuance of securities under terms and conditions specified under Annexure 3, in accordance with the terms of the Definitive Purchase Agreement.

Annexure 3 - Issuance of Securities

The following table summarizes the critical terms and conditions under which CP-1 will issue preferred stock (and conversion of such preferred stock into common stock) to CP-2, as and when the CP-2 Contribution Amount is released from CPA to CP-1 under this Agreement. The terms and conditions as specified hereinbelow, may have a long form (extended) version in the form of a Definitive Preferred Stock Purchase Agreement, which will be executed (without any conflict to the terms specified herein) within 10 business days of deposit of CP-2 Minimum Contribution Amount in the CPA.

1. Issuer:	XTI Aerospace Inc.[2] (“CP-1” or its approved subsidiary acceptable to CP-2)
2. Investor:	FCIL or affiliated party to be determined (“CP-2”)
3. Securities:	Non-Voting Preferred Stock (“Preferred Stock”)
4. CP-2 Minimum Amount:	GBP 10 million (approximately US $12 million) (the “CP-2 Minimum Amount”)
5. CP-2 Maximum Amount:

Up to GPB 44 million or approximately US $55 million (subject to the Additional Investment Right described below), but in no event greater than 19.99% of the Locked Valuation (as defined below) (the “Maximum Amount”)

6. Preferred Stock Purchase Price:	US $1,000 per share of Preferred Stock
7. Valuation and Validity Period

The Maximum CP-2 Contribution Amount represents an investment commitment of up to 19.99% of CP-1’s total number of common equity shares issued and outstanding (inclusive of common equity shares issued on conversion of Preferred Stock under this Annexure) and is based on an assumed equity valuation of $275 million (“Locked Valuation”). CP-2 will retain the right to invest up to the Maximum Amount at the Locked Valuation during the entire Investment Period.

8. Issue of securities in tranches

(a)   Within five business days of completion of Aggregation Period, the ADMINISTRATOR shall automatically effectuate the outward remittance of the cumulative CP-2 Contribution Amount of collated capital to CP-1, unless an earlier date is otherwise mutually agreed.

(b)   On receipt of such collated capital, CP-1 will issue a number of shares of Preferred Stock determined by dividing the CP-2 Contribution Amount received by the Preferred Stock Purchase Price.

(c)   CP-2, at its sole discretion and without any obligation, may call upon CP-1 to issue joint instructions to the ADMINISTRATOR for effecting a partial release of collated capital to CP-1 prior to the expiry of the Aggregation Period.

(i)    In such case, CP-1 shall issue Preferred Stock to CP-2 against such CP-2 Contribution Amount, as may be received by CP-1, under this Clause 8(c) of this Annexure 3.

(d)   CP-1 Contribution Amount will be released to CP-1 concurrent with the release of the final tranche of CP-2 Contribution Amount, unless otherwise mutually agreed by CP-1 and CP-2.

9. Exchange Event:	CP-2 may at its option elect to convert or exchange the shares of Preferred Stock into shares of CP-1 common stock (“CP-1 Common Stock”) subject to the Ownership Limitations described below (“Optional Exchange Event”). In addition, the shares of Preferred Stock will automatically be converted or exchanged into CP-1 Common Stock upon the occurrence of a change of control, as such term will be defined in the Definitive Purchase Agreement (“Automatic Exchange Event”). Each Optional Exchange Event and Automatic Exchange Event may also be referred to as an “Exchange Event”).

[2]	TBD which XTI entity’s securities will be issued.

10. Exchange Price

The applicable exchange price shall be determined by dividing the Preferred Stock Purchase Price by the number of Exchange Shares issuable as described below (the “Exchange Price”), provided, however in no event will the Exchange Price be lower than the Minimum Price as such term is defined by Nasdaq Rule 5635(d).[3]

11. Exchange Right:

Upon the occurrence of an Exchange Event, the then outstanding shares of Preferred Stock will be convertible or exchangeable for such aggregate number of shares of CP-1 Common Stock (“Exchange Shares) based on the Locked Valuation and calculated in accordance with the following formula with regard to each Exchange Event:

(A/(1-B)-A) – C

A =  total number of shares of CP-1 Common Stock outstanding as of the date of the Exchange Event less the cumulative number of shares issued to CP-2 in connection with any previous Exchange Event

B =  the percentage that results from dividing the cumulative CP-2 Contribution Amount (including the current investment) by the Maximum Amount

C =  the aggregate number of CP-1 Common Stock previously issued to CP-2 the aggregate number of shares of CP-1 Common Stock issued in connection with any previous Exchange Event

For the avoidance of doubt, the Exchange Share and Exchange Price calculations are illustrated below the table in an excel model.

Notwithstanding anything elsewhere, exchange right calculation will be made and/or adjusted, as necessary, to provide anti-dilution protection to CP-2 up to 19.99%.

12. Additional Investment Right	CP-2 reserves the right to invest additional amounts in excess of the Maximum CP-2 Contribution Amount on terms and conditions to be determined by the parties upon mutual agreement.
13. Beneficial Ownership Limitation:

To the extent that CP-2 would beneficially own more than [4.99] or [9.99]% of the number of shares of common stock of CP-1 outstanding immediately after giving effect to the issuance of Exchange Shares (“Ownership Limitations”) at the time of any Exchange Event, then the balance of such Exchange Shares shall be held in abeyance for the benefit of CP-2 or alternatively CP-2 shall receive rights to such remaining amount of shares in accordance with a rights to shares agreement, in such form reasonably acceptable to the parties.

All rights under this Annexure 3, available to CP-2 is assignable by CP-2.

14. Board Rights

(a)   Till such time, CP-2 held preferred stocks are less than the threshold required by SEC on fully convertible basis, CP-2 shall have the right to nominate 2 Board Advisors in CP-1 one of which shall be further appointed as Board Members on the fulfilment of applicable regulatory requirement.

(b)   Such Board Advisors or Board Members (post appointment as above) shall not be responsible for day to day operations and will be protected by the Company’s D&O insurance policy at the cost of CP-1.

[3]	Rule 5635(d) defines “Minimum Price” as the lower of: (i) the closing price (as reflected on Nasdaq.com); or (ii) the average closing. price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement.

Example calculation (Annexure 3, Item 11)

		Cum	Calculated
Investment		Invest	Per Share
Amount	Invest	Percent	Price
Tranches	Percent	(B)	at Issuance	Assumed Outstanding Shares (A)
19.99%	Outstanding Shares excluding CP-2 shares			26,500,000	28,500,000	30,500,000	32,500,000

$10,000,000	3.636%	3.636%	$10.00	1,000,000

$14,990,833	5.451%	9.088%	$8.11		1,848,851
								(C)
$14,990,833	5.451%	14.539%	$6.41			2,339,855

$14,990,833	5.451%	19.990%	$5.11				2,931,217

$54,972,500	19.990%			1,000,000	1,848,851	2,339,855	2,931,217
				1,000,000	2,848,851	5,188,705	8,119,923
				3.636%	9.088%	14.539%	19.990%

Annexure 4: Joinder of ADMINISTRATOR under this Agreement

Details as under shall be entered and this Annexure will be countersigned by all parties to this Agreement including the ADMINISTRATOR and post execution of this Annexure it will be an integral part of this Agreement and no deposit shall made in the CPA without execution of this Annexure by ADMINISTRATOR, unless otherwise agreed in writing between CP-1 and CP-2.

Table 1:

1	Name of legal entity
2	Type of legal entity
3	Jurisdiction of registration
4	Registration/Identification Number
5	Registered office
6	Authorized representatives	Representative 1 Name: Designation: Passport #: Issuing Country: Valid till:	Representative 2 Name: Designation: Passport #: Issuing Country: Valid till:
7	Notices to
8	Emails

For and on behalf of CP-1 ___________________________________________ (signature) Name: Designation: Date: ID reference:	For and on behalf of CP-2 __________________________________________ (signature) Name: Designation: Date: ID reference:
For and on behalf of CPE ___________________________________________ (signature) Name: Designation: Date: ID reference:	For and on behalf of ADMINISTRATOR ___________________________________________ (signature) Name: Designation: Date: ID reference:

Annexure 5 – Consent

The entry into this Agreement and the Definitive Purchase Agreement will require the consent of the holders of CP-1 Series 9 Preferred Stock.